Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2014, except for Note 15 as to which the date is July 10, 2014, with respect to the consolidated financial statements of Energy Transfer Equity, L.P., included in the Current Report on Form 8-K dated July 10, 2014 of Energy Transfer Equity, L.P. We have also issued our report dated February 27, 2014, with respect to internal control over financial reporting, included in the Annual Report on Form 10-K for the year ended December 31, 2013 of Energy Transfer Equity, L.P. Such reports are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas
July 10, 2014